                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)



            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (AMENDMENT NO. 4)*
                                             -


                             Myriad Genetics, Inc.
                               (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                   62855J104
                                (CUSIP Number)

                               December 31, 1999
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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-------------------                                           ------------------
CUSIP No. 62855J104                   13G                     Page 2 of 6 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Mark H. Skolnick

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            333,782

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          229,660
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             333,782

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          229,660
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      563,442
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.5%

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 6 pages
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Item 1(a).  Name of Issuer:
            ---------------

            Myriad Genetics, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
            ------------------------------------------------

            320 Wakara Way
            Salt Lake City, Utah 84108

Item 2(a).  Name of Person Filing:
            ----------------------

            Mark H. Skolnick

Item 2(b).  Address of Principal Business Office or, if None, Residence:
            ------------------------------------------------------------

            390 Wakara Way
            Salt Lake City, Utah 84108

Item 2(c).  Citizenship:
            ------------

            U.S.A.

Item 2(d).  Title of Class of Securities:
            -----------------------------

            Common Stock

Item 2(e).  CUSIP Number:
            -------------

            62855J104

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            --------------------------------------------------------------------
            (c), Check Whether the Person Filing is a:
            ------------------------------------------

      (a)   [_]   Broker or dealer registered under Section 15 of the Exchange
                  Act.

      (b)   [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   [_]   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

      (d)   [_]   Investment company registered under Section 8 of the
                  Investment Company Act.

                               Page 3 of 6 pages
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      (e)   [_]   An investment adviser in accordance with Rule 13d-1(b)
                  (1)(ii)(E).

      (f)   [_]   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).

      (g)   [_]   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G).

      (h)   [_]   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.

      (i)   [_]   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act.

      (j)   [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box.  [_]

            Not Applicable.

Item 4.     Ownership
            ---------

      (a)   Amount beneficially owned:  563,442

      (b)   Percent of class:  5.5%

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 333,782

            (ii)  shared power to vote or to direct the vote: 229,660

            (iii) sole power to dispose or to direct the disposition of: 333,782

            (iv)  shared power to dispose or to direct the disposition of:
                    229,660

Item 5.     Ownership of Five Percent or Less of a Class
            --------------------------------------------

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

            Not Applicable.

                               Page 4 of 6 pages
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Item 6.     Ownership of More than Five Percent on Behalf of Another Person
            ---------------------------------------------------------------

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group
            ---------------------------------------------------------

            Not Applicable.

Item 9.     Notice of Dissolution of Group
            ------------------------------

            Not Applicable.

Item 10.    Certification
            -------------

            Not Applicable.

                               Page 5 of 6 pages
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                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date:  February 8, 2000             By:/s/ Mark H. Skolnick
                                       --------------------

                                    Mark H. Skolnick,
                                    Executive Vice President of Research and
                                    Chief Scientific Officer

      This filing is made voluntarily and should not be construed as an admission that Mark H. Skolnick is subject to reporting requirements under
Section 13 of the Securities Exchange Act of 1934.

                               Page 6 of 6 pages